EXHIBIT 99.1

ADP Reports Fourth Quarter and Fiscal 2016 Results; Provides Fiscal 2017 Outlook

  Worldwide new business bookings grew 6% for the quarter, 12% for the year
  Revenues increased 7% to $11.7 billion for the year, or 8% on a constant dollar basis
  Diluted earnings per share from continuing operations increased 12% to $3.25 for the year, adjusted diluted earnings per share increased 13% to $3.26 for the year, 14% on a constant dollar basis
  For fiscal 2017, forecasting revenue growth of 7% to 9%, adjusted diluted earnings per share growth of 10% to 12%, with little impact expected from foreign currency translation
  Announcing a service alignment initiative that is intended to align ADP’s client service operations with its platform simplification strategy

ROSELAND, N.J., July 28, 2016 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its fourth quarter and fiscal 2016 financial results, and provided an outlook for fiscal 2017.

Compared to last year’s fourth quarter, revenues grew 8% to $2.9 billion.  Net earnings from continuing operations grew 10% to $282 million, 9% on a constant dollar basis, and included a $48 million pre-tax severance charge related to a broad-based workforce optimization effort that was undertaken during the period, and increased interest expense of $14 million pre-tax from the $2.0 billion of debt issued in September 2015.  Adjusted EBIT grew 28% to $485 million, 27% on a constant dollar basis.  Adjusted EBIT margin increased about 270 basis points in the quarter to 16.8%.  Diluted earnings per share from continuing operations increased to $0.62, representing growth of 13%, or 11% on a constant dollar basis. Adjusted diluted earnings per share from continuing operations increased 25% to $0.69, 24% on a constant dollar basis. Diluted earnings per share growth reflects a lower effective tax rate and fewer shares outstanding compared with last year’s fourth quarter.

For the year, revenues grew 7% to $11.7 billion, 8% on a constant dollar basis.  Net earnings from continuing operations grew 8% to $1.5 billion, 10% on a constant dollar basis, and included increased interest expense of $46 million pre-tax from the $2.0 billion of debt issued in September 2015.  Adjusted EBIT grew 10% to $2.3 billion, 11% on a constant dollar basis.  Adjusted EBIT margin increased about 60 basis points to 19.5%.  Diluted earnings per share from continuing operations increased to $3.25, representing growth of 12%, or 13% constant dollar basis. Adjusted diluted earnings per share from continuing operations increased to $3.26, representing growth of 13%, or 14% constant dollar basis. Diluted earnings per share growth reflects a lower effective tax rate and fewer shares outstanding compared with last year.

Constant dollar, adjusted EBIT, adjusted EBIT margin and adjusted diluted earnings per share are non-GAAP financial measures.  For ADP’s definition of adjusted EBIT, see the paragraph “Non-GAAP Financial Information” at the end of this release.  Please refer to the accompanying financial tables for a reconciliation of non-GAAP financial measures to their comparable GAAP measures.

“Our results reflect our continued ability to adapt across the HCM product and service spectrum to the dynamic and ever changing needs of our clients,” said Carlos Rodriguez, president and chief executive officer, ADP.  “We were very pleased with our strong new business bookings and the contribution from products that assist businesses in complying with the Affordable Care Act, or ACA. We believe our investments in the business to drive innovation, our efforts to simplify the product portfolio, and our future plans to invest in better alignment of our service model are essential for our long-term success.”

“ADP’s results in fiscal 2016 were solid and reflect the impact of investments in implementation and operational resources that were made during the fiscal year as we supported our clients through the first year of the ACA-related reporting requirements,” said Jan Siegmund, chief financial officer, ADP.  “Beginning in fiscal 2017, we are making investments in support of our service alignment initiative, which is expected to enhance the client service model and drive operational efficiencies over the longer-term.”

Fourth Quarter and Fiscal 2016 Segment Results

Employer Services – Employer Services offers a comprehensive range of HCM and human resources outsourcing solutions.

  Employer Services revenues increased 6% over last year’s fourth quarter. For the fiscal year, revenues increased 5%, or 6% on a constant dollar basis.
  The number of employees on ADP clients' payrolls in the United States increased 2.5% for the fourth quarter and the full year when measured on a same-store-sales basis for a subset of clients ranging from small to large businesses.
  Employer Services client revenue retention decreased 80 basis points for the fourth quarter, and for the fiscal year declined about 100 basis points to 90.5%.
  Employer Services segment margin increased approximately 350 basis points for the fourth quarter primarily driven by lower selling expenses compared with last year’s fourth quarter. For the full year, segment margin increased about 60 basis points primarily driven by lower fourth quarter selling expenses, which were offset by operational investments made during the fiscal year.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions through a co-employment relationship.

  PEO Services revenues increased 13% for the fourth quarter and 16% for the full year.
  PEO Services segment margin increased approximately 60 basis points for the fourth quarter and 70 basis points for the full year, primarily driven by operating and sales efficiencies.
  Average worksite employees paid by PEO Services increased 13% for the quarter to approximately 432,000, and 13% for the full year to approximately 412,000.

Interest on Funds Held for Clients – The safety, liquidity and diversification of ADP clients’ funds are the foremost objectives of the company’s investment strategy.  Client funds are invested in accordance with ADP’s prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the fourth quarter, interest on funds held for clients increased 2% to $97 million from $95 million a year ago, and for the full year decreased slightly to $377 million from $378 million a year ago.
  Average client funds balances increased 3% in the fourth quarter to $23.1 billion compared to $22.6 billion a year ago, and for the full year increased 3% to $22.4 billion compared to $21.8 billion a year ago.  On a constant dollar basis, average client funds balances increased 4% for the full year.
  The average interest yield on client funds remained flat in the fourth quarter and for the full year at 1.7%.
  The total contribution from the client funds extended investment strategy decreased slightly to $418 million from $419 million a year ago.

Service Alignment Initiative Commencing Fiscal 2017

The service alignment initiative announced today is intended to simplify the service organization to align ADP’s service operations to its strategic platforms. In addition to improving the client service experience, this initiative is expected to augment ADP’s service capabilities and contribute to operating efficiencies over the longer-term.

In connection with this initiative, ADP expects to recognize pre-tax restructuring charges in the range of $100 to $125 million through fiscal 2018.  Approximately $45 million of these charges are expected to occur in the first quarter of fiscal 2017 and $45 million in the latter part of fiscal 2017, with the remainder to follow in fiscal 2018.

Fiscal 2017 Outlook

Certain components of ADP’s fiscal 2017 outlook and related growth comparisons exclude the impact of the following items and are discussed on an adjusted basis where applicable. Please refer to the accompanying financial tables for a reconciliation of these adjusted amounts to their closest comparable GAAP measure.

  Fiscal 2016 first quarter pre-tax gain on sale of the AdvancedMD business of $29 million
  Fiscal 2016 second quarter pre-tax gain on sale of a building of $14 million
  Fiscal 2016 fourth quarter pre-tax workforce optimization charge of $48 million
  Fiscal 2017 pre-tax restructuring charges of approximately $90 million, $45 million of which is expected to occur in the first quarter, and $45 million of which is expected to occur in the latter part of the fiscal year

ADP anticipates full-year fiscal 2017 revenue growth of 7% to 9% compared to fiscal 2016 revenue of $11.7 billion. Foreign currency translation is not expected to have a significant impact on revenue growth in fiscal 2017.  This revenue forecast assumes growth in worldwide new business bookings of 4% to 6% compared to the $1.75 billion sold in fiscal 2016.

ADP anticipates diluted earnings per share from continuing operations to grow 6% to 8% compared with $3.25 in fiscal 2016.  Adjusted diluted earnings per share from continuing operations is expected to grow 10% to 12% compared with the adjusted $3.26 per share in fiscal 2016.  This earnings growth forecast assumes an adjusted EBIT margin expansion of 25 to 50 basis points from the adjusted EBIT margin of 19.5% in fiscal 2016.  Additionally, ADP anticipates an adjusted effective tax rate of 33.3% which is flat compared to fiscal 2016.  This forecast assumes fiscal 2017 share repurchases of $1.0 to $1.4 billion funded by existing balance sheet cash.

Reportable Segments Fiscal 2017 Forecast

  For the Employer Services segment, ADP anticipates revenue growth of 4% to 5%, with pretax margin expansion of about 50 basis points.
  ADP forecasts pays per control will increase 2.5% for the year.
  For the PEO Services segment, ADP anticipates 14% to 16% revenue growth with pretax margin expansion of 50 to 75 basis points.

Client Funds Extended Investment Strategy Fiscal 2017 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 26, 2016.  The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts do not assume a change to the Fed Funds target rate during the fiscal year.  The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 26, 2016 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase up to $5 million, or about 2%.  This is based on anticipated growth in average client funds balances of 2% to 4% from $22.4 billion in fiscal 2016 and an average yield which is anticipated to be about flat at 1.7% compared to the fiscal 2016 average yield.
  The total contribution from the client funds extended investment strategy is expected to be about flat compared with a year ago.

Investor Webcast Today

ADP will host a conference call for financial analysts today, Thursday, July 28, 2016 at 8:30 a.m. EDT.  The conference call will be webcast live on ADP’s website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year reportable segment revenues and earnings for fiscal years 2014, 2015 and 2016, as well as quarterly details of the fiscal 2016 results from the client funds extended investment strategy, are posted to ADP’s website at investors.adp.com.  ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures and are reconciled to their comparable GAAP measures in the accompanying financial tables.  The adjusted EBIT performance measures include interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy.  ADP believes these amounts to be fundamental to the underlying operations of our business model.  ADP’s calculation of adjusted EBIT may differ from similarly titled measures used by other companies.

The presentation of growth rates on a constant dollar basis represent a non-GAAP measure and are calculated by restating current period results into U.S. dollars using the comparable prior period’s exchange rates.

About ADP (Nasdaq:ADP)
Powerful technology plus a human touch.  Companies of all types and sizes around the world rely on ADP’s cloud software and expert insights to help unlock the potential of their people.  HR. Talent. Benefits. Payroll. Compliance.  Working together to build a better workforce.  For more information, visit ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Revenues, other than interest on funds
held for clients and PEO revenues	$2,037.3	$1,925.0	$8,234.0	$7,928.3
Interest on funds held for clients	97.3	95.4	377.3	377.7
PEO revenues (A)	763.6	674.1	3,056.5	2,632.5
Total revenues	2,898.2	2,694.5	11,667.8	10,938.5

Expenses:
Costs of revenues:
Operating expenses	1,494.0	1,397.8	6,025.0	5,625.3
Systems development & programming costs	150.7	152.5	603.7	595.4
Depreciation & amortization	53.8	51.5	211.6	206.9
Total costs of revenues	1,698.5	1,601.8	6,840.3	6,427.6

Selling, general & administrative expenses	770.3	725.2	2,637.0	2,496.9
Interest expense	18.1	1.5	56.2	6.5
Total expenses	2,486.9	2,328.5	9,533.5	8,931.0

Other income, net	(15.7)	(15.6)	(100.4)	(63.2)

Earnings from continuing operations before income taxes	427.0	381.6	2,234.7	2,070.7

Provision for income taxes	145.0	124.6	741.3	694.2

Net earnings from continuing operations	$282.0	$257.0	$1,493.4	$1,376.5

Earnings from discontinued operations before income taxes	—	103.7	(1.4)	171.5

Provision for income taxes	—	24.5	(0.5)	95.5

Net earnings from discontinued operations	$—	$79.2	$(0.9)	$76.0

Net earnings	$282.0	$336.2	$1,492.5	$1,452.5

Basic earnings per share from continuing operations	$0.62	$0.55	$3.27	$2.91
Basic earnings per share from discontinued operations	—	0.17	—	0.16
Basic earnings per share	$0.62	$0.72	$3.27	$3.07

Diluted earnings per share from continuing operations	$0.62	$0.55	$3.25	$2.89
Diluted earnings per share from discontinued operations	—	0.17	—	0.16
Diluted earnings per share	$0.62	$0.72	$3.25	$3.05

Dividends declared per common share	$0.530	$0.490	$2.080	$1.950

Components of Other income, net:
Interest income on corporate funds	$(16.8)	$(13.0)	$(62.4)	$(56.9)
Realized gains on available-for-sale securities	(1.6)	(3.1)	(5.1)	(6.8)
Realized losses on available-for-sale securities	2.7	0.5	10.1	1.9
Gain on sale of notes receivable	—	—	—	(1.4)
Gain on sale of business	—	—	(29.1)	—
Gain on sale of building	—	—	(13.9)	—
Total other income, net	$(15.7)	$(15.6)	$(100.4)	$(63.2)

(A) Professional Employer Organization (“PEO”) revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes of $7,315.5 million and $6,701.6 million for the three months ended June 30, 2016 and 2015, respectively, and $30,928.6 million and $26,674.1 million for the fiscal years ended June 30, 2016 and 2015, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	June 30,	June 30,
	2016	2015
Assets
Cash and cash equivalents/Short-term
marketable securities	$3,214.6	$1,665.9
Other current assets	2,444.6	2,278.0
Total current assets before funds held for clients	5,659.2	3,943.9
Funds held for clients	33,841.2	24,865.3
Total current assets	39,500.4	28,809.2

Long-term marketable securities	7.8	28.9
Property, plant and equipment, net	685.0	672.7
Other non-current assets	3,476.8	3,599.7
Total assets	$43,670.0	$33,110.5

Liabilities and Stockholders' Equity
Other current liabilities	$2,515.6	$2,463.2
Client funds obligations	33,331.8	24,650.5
Total current liabilities	35,847.4	27,113.7

Long-term debt	2,007.7	9.2
Other non-current liabilities	1,333.3	1,179.1
Total liabilities	39,188.4	28,302.0

Total stockholders' equity	4,481.6	4,808.5
Total liabilities and stockholders' equity	$43,670.0	$33,110.5

Automatic Data Processing, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows
(In millions)
(Unaudited)	Twelve Months Ended
	June 30,
	2016	2015
Cash Flows from Operating Activities:
Net earnings	$1,492.5	$1,452.5
Adjustments to reconcile net earnings to cash flows provided by operating activities	496.3	378.7
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses	(128.9)	(149.0)
Proceeds from the sale of notes receivable	—	226.7
Operating activities of discontinued operations	—	(3.3)
Net cash flows provided by operating activities	1,859.9	1,905.6

Cash Flows from Investing Activities:
Purchases and proceeds from corporate and client funds marketable securities	(660.9)	(1,206.6)
Net increase in restricted cash and cash equivalents held to satisfy client funds obligations	(8,218.2)	(2,960.6)
Capital expenditures	(168.5)	(158.8)
Additions to intangibles	(217.5)	(176.7)
Dividend received from CDK Global, Inc., net of cash retained	—	645.0
Other investing activities	177.9	114.1
Investing activities of discontinued operations	—	(16.7)
Net cash flows used in investing activities	(9,087.2)	(3,760.3)

Cash Flows from Financing Activities:
Net increase in client funds obligations	8,803.3	6,074.4
Net proceeds from debt issuance	1,998.3	—
Repurchases of common stock	(1,155.7)	(1,557.2)
Dividends paid	(943.6)	(927.6)
Net repayments of commercial paper borrowings	—	(2,173.0)
Other financing activities	87.8	198.6
Financing activities of discontinued operations	—	1.5
Net cash flows provided by financing activities	8,790.1	1,616.7

Effect of exchange rate changes on cash and cash equivalents	(11.0)	(106.3)

Net change in cash and cash equivalents	1,551.8	(344.3)

Cash and cash equivalents, beginning of period	1,639.3	1,983.6
Cash and cash equivalents, end of period	$3,191.1	$1,639.3

Supplemental disclosures of cash flow information:
Cash paid for interest	$37.5	$5.7
Cash paid for income taxes, net of income tax refunds	$651.6	$773.3

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)	Three Months Ended		% Change
	June 30,		As	Constant
	2016	2015	Reported	Dollar Basis
Revenues from continuing operations
Employer Services	$2,291.8	$2,155.2	6%	6%
PEO Services	768.0	678.0	13%	13%
Other	(161.6)	(138.7)	n/m	n/m
Total revenues from continuing operations	$2,898.2	$2,694.5	8%	8%

Segment earnings from continuing operations
Employer Services	$672.2	$557.4	21%	20%
PEO Services	91.4	76.4	20%	20%
Other	(336.6)	(252.2)	n/m	n/m
Total pretax earnings from continuing operations	$427.0	$381.6	12%	11%

	Three Months Ended
	June 30,
Segment margin	2016	2015	Change
Employer Services	29.3%	25.9%	3.5%
PEO Services	11.9%	11.3%	0.6%
Other	n/m	n/m	n/m
Total pretax margin	14.7%	14.2%	0.6%

	Twelve Months Ended		% Change
	June 30,		As	Constant
	2016	2015	Reported	Dollar Basis
Segment revenues from continuing operations
Employer Services	$9,211.9	$8,815.1	5%	6%
PEO Services	3,073.1	2,647.2	16%	16%
Other	(617.2)	(523.8)	n/m	n/m
Total revenues from continuing operations	$11,667.8	$10,938.5	7%	8%

Segment earnings from continuing operations
Employer Services	$2,867.9	$2,693.0	6%	7%
PEO Services	371.7	302.8	23%	23%
Other	(1,004.9)	(925.1)	n/m	n/m
Total pretax earnings from continuing operations	$2,234.7	$2,070.7	8%	9%

	Twelve Months Ended
	June 30,
Segment margin	2016	2015	Change
Employer Services	31.1%	30.5%	0.6%
PEO Services	12.1%	11.4%	0.7%
Other	n/m	n/m	n/m
Total pretax margin	19.2%	18.9%	0.2%

	Three Months Ended		% Change
	June 30,		As	Constant
Earnings per share information:	2016	2015	Reported	Dollar Basis
Net earnings from continuing operations	$282.0	$257.0	10%	9%
Net earnings	$282.0	$336.2	(16)%	(17)%

Basic weighted average shares outstanding	453.4	465.1	(3)%	n/a
Basic earnings per share from continuing operations	$0.62	$0.55	13%	13%
Basic earnings per share	$0.62	$0.72	(14)%	(14)%

Diluted weighted average shares outstanding	456.1	468.8	(3)%	n/a
Diluted earnings per share from continuing operations	$0.62	$0.55	13%	11%
Diluted earnings per share	$0.62	$0.72	(14)%	(15)%

	Twelve Months Ended		% Change
	June 30,		As	Constant
Earnings per share information:	2016	2015	Reported	Dollar Basis
Net earnings from continuing operations	$1,493.4	$1,376.5	8%	10%
Net earnings	$1,492.5	$1,452.5	3%	4%

Basic weighted average shares outstanding	457.0	472.6	(3)%	n/a
Basic earnings per share from continuing operations	$3.27	$2.91	12%	13%
Basic earnings per share	$3.27	$3.07	7%	7%

Diluted weighted average shares outstanding	459.1	475.8	(4)%	n/a
Diluted earnings per share from continuing operations	$3.25	$2.89	12%	13%
Diluted earnings per share	$3.25	$3.05	7%	8%

	Three Months Ended
	June 30,
Key Statistics:	2016	2015
Internal revenue growth:
Employer Services	6%	2%
PEO Services	13%	16%

Internal revenue growth - Constant Dollar Basis:
Employer Services	6%	6%
PEO Services	13%	16%

Employer Services:
Change in pays per control - U.S.	2.5%	2.9%
Change in client revenue retention percentage - worldwide	(0.8) pts	(0.3) pts
Employer Services/PEO new business bookings growth - worldwide	6%	19%

PEO Services:
Paid PEO worksite employees at end of period	439,000	387,000
Average paid PEO worksite employees during the period	432,000	384,000

	Twelve Months Ended
	June 30,
Key Statistics:	2016	2015
Internal revenue growth:
Employer Services	5%	4%
PEO Services	16%	17%

Internal revenue growth - Constant Dollar Basis:
Employer Services	6%	6%
PEO Services	16%	17%

Employer Services:
Change in pays per control - U.S.	2.5%	3.0%
Change in client revenue retention percentage - worldwide	(1.0) pt	0.0 pts
Employer Services/PEO new business bookings growth - worldwide	12%	13%

PEO Services:
Paid PEO worksite employees at end of period	439,000	387,000
Average paid PEO worksite employees during the period	412,000	363,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	June 30,
	2016	2015	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$3.1	$1.7	$1.4	83%
Corporate extended	3.0	2.5	0.5	21%
Total corporate	6.1	4.2	1.9	46%
Funds held for clients	23.1	22.6	0.6	3%
Total	$29.3	$26.8	$2.5	9%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.6%	0.6%
Corporate extended	1.6%	1.7%
Total corporate	1.1%	1.2%
Funds held for clients	1.7%	1.7%
Total	1.6%	1.6%

Net unrealized gain position at end of period	$510.2	$216.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$2.6	$2.1
U.S. & Canadian reverse repurchase agreement borrowings	0.4	0.4
	$3.0	$2.5

Average interest rates paid on:
U.S. commercial paper borrowings	0.4%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.5%	0.3%

Interest on funds held for clients	$97.3	$95.4	$1.9	2%
Corporate extended interest income (C)	12.2	10.4	1.7	17%
Corporate interest expense-short-term financing (C)	(3.2)	(1.1)	(2.1)	(184)%
	$106.2	$104.7	$1.6	1%

	Twelve Months Ended
	June 30,
	2016	2015	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$2.6	$1.8	$0.8	42%
Corporate extended	3.0	2.7	0.3	10%
Total corporate	5.6	4.6	1.0	23%
Funds held for clients	22.4	21.8	0.6	3%
Total	$28.0	$26.4	$1.7	6%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.5%	0.6%
Corporate extended	1.6%	1.7%
Total corporate	1.1%	1.3%
Funds held for clients	1.7%	1.7%
Total	1.6%	1.7%

Net unrealized gain position at end of period	$510.2	$216.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$2.7	$2.3
U.S. & Canadian reverse repurchase agreement borrowings	0.3	0.4
	$3.0	$2.7

Average interest rates paid on:
U.S. commercial paper borrowings	0.3%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.4%	0.4%

Interest on funds held for clients	$377.3	$377.7	$(0.4)	—%
Corporate extended interest income (C)	48.6	46.2	2.4	5%
Corporate interest expense-short-term financing (C)	(8.3)	(5.0)	(3.3)	(65)%
	$417.6	$418.8	$(1.3)	—%

(C) While “Corporate extended interest income” and “Corporate interest expense-short-term financing,” related to our client funds investment strategy, are non-GAAP measures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments, and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended
	June 30,
	2016	2015

Corporate extended interest income	$12.2	$10.4
All other interest income	4.5	2.6
Total interest income on corporate funds	$16.8	$13.0

Corporate interest expense-short-term financing	$3.2	$1.1
All other interest expense	14.8	0.4
Total interest expense	$18.1	$1.5

	Twelve Months Ended
	June 30,
	2016	2015

Corporate extended interest income	$48.6	$46.2
All other interest income	13.6	10.7
Total interest income on corporate funds	$62.4	$56.9

Corporate interest expense-short-term financing	$8.3	$5.0
All other interest expense	47.9	1.5
Total interest expense	$56.2	$6.5

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statement of Adjusted / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

Within the tables above and below, we use the term "constant dollar basis" so that certain financial measures can be viewed without the impact of foreign currency fluctuations to facilitate period-to-period comparisons of business performance. The financial results on a "constant dollar basis" are determined by calculating the current year result using foreign exchange rates consistent with the prior year. We believe "constant dollar basis" provides information that isolates the actual growth of our operations. Our constant dollar results are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and should not be considered in isolation from, as a substitute for, or superior to the U.S. GAAP measures presented.

Additionally, the following table reconciles our reported results to adjusted results that exclude our provision for income taxes; certain interest amounts; the charges related to our workforce optimization effort; the gain on the sale of a building; and the gain on the sale of our AdvancedMD ("AMD") business in the year ended June 30, 2016 (“fiscal 2016”). For our year ended June 30, 2017 (“fiscal 2017”) forecast, we have also included a table that depicts our adjustments from our expected GAAP results to our expected non-GAAP measures. Management uses certain adjusted results, among other measures, to evaluate our operating performance in the absence of certain items and for planning and forecasting of future periods. We believe that the exclusion of these items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations, against prior period, and to plan for future periods by focusing on our underlying operations. We believe that these adjusted results and forecast provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. Generally, the nature of these exclusions are for specific items that are not fundamental to our underlying business operations. Specifically, we have excluded the impact of certain interest expense (as a result of the issuance of our $2.0 billion fixed-rate notes in September 2015) and certain interest income from adjusted earnings from continuing operations before interest and income taxes ("Adjusted EBIT") and have also excluded certain interest expense and certain interest income in prior years for comparability. However, we continue to include the interest income earned on investments associated with our client funds investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The amounts included as adjustments in the table below represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as "All other interest expense" and "All other interest income." The charges related to our workforce optimization effort represent severance charges. Severance charges have been taken in the past and not included as an adjustment to get to adjusted results. Unlike severance charges in prior periods, these specific charges relate to a broad-based, company-wide workforce optimization effort. For fiscal 2017, we have included an anticipated adjustment to GAAP results for our service alignment initiative announced in July 2016. These specific charges relate to a broad-based, company-wide, service alignment initiative that is part of the company’s overall strategy to enhance service effectiveness. Since Adjusted EBIT, Adjusted provision for income taxes, Adjusted net earnings from continuing operations, Adjusted diluted earnings per share ("Adjusted diluted EPS") from continuing operations and Adjusted EBIT margin are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to earnings from continuing operations before income taxes, provision for income taxes, net earnings from continuing operations and diluted EPS from continuing operations, and they may not be comparable to similarly titled measures used by other companies.
	Three Months Ended				Twelve Months Ended
	June 30,		% Change		June 30,		% Change
	2016	2015	As Reported	Constant Dollar Basis	2016	2015	As Reported	Constant Dollar Basis
Net earnings from continuing operations	$282.0	$257.0	10%	9%	$1,493.4	$1,376.5	8%	10%
Adjustments:
Provision for income taxes	145.0	124.6			741.3	694.2
All other interest expense	14.8	0.4			47.9	1.5
All other interest income	(4.5)	(2.6)			(13.6)	(10.7)
Gain on sale of AMD	—	—			(29.1)	—
Gain on sale of building	—	—			(13.9)	—
Workforce optimization effort	48.2	—			48.2	—
Adjusted EBIT	$485.5	$379.4	28%	27%	$2,274.2	$2,061.5	10%	11%
Adjusted EBIT Margin	16.8%	14.1%			19.5%	18.8%

Provision for income taxes	$145.0	$124.6	16%	16%	$741.3	$694.2	7%	8%
Adjustments:
Gain on sale of AMD (a)	—	—			(7.3)	—
Gain on sale of building (b)	—	—			(5.3)	—
Workforce optimization effort (b)	16.4	—			16.4	—
Adjusted provision for income taxes	$161.4	$124.6	30%	29%	$745.1	$694.2	7%	8%
Adjusted effective tax rate (c)	34.0%	32.7%			33.3%	33.5%

Net earnings from continuing operations	$282.0	$257.0	10%	9%	$1,493.4	$1,376.5	8%	10%
Adjustments:
Gain on sale of AMD	—	—			(29.1)	—
Gain on sale of building	—	—			(13.9)	—
Workforce optimization effort	48.2	—			48.2	—
Provision for income taxes on gain on sale of AMD (a)	—	—			7.3	—
Provision for income taxes on gain on sale of building (b)	—	—			5.3	—
Income tax benefit for workforce optimization effort (b)	(16.4)	—			(16.4)	—
Adjusted net earnings from continuing operations	$313.8	$257.0	22%	22%	$1,494.8	$1,376.5	9%	10%

Diluted earnings per share from continuing operations	$0.62	$0.55	13%	11%	$3.25	$2.89	12%	13%
Adjustments:
Gain on sale of AMD	—	—			(0.05)	—
Gain on sale of building	—	—			(0.02)	—
Workforce optimization effort	0.07	—			0.07	—
Adjusted diluted earnings per share from continuing operations	$0.69	$0.55	25%	24%	$3.26	$2.89	13%	14%

(a) - The provision for income taxes on the gain on the sale of the AMD business was calculated based on the marginal rate of the Company in effect during the quarter of the adjustment and was then adjusted for a book basis lower than the tax basis primarily due to a previously recorded non tax-deductible goodwill impairment charge.
(b) - The provision for income taxes impacts on the gain on the sale of the building and the workforce optimization effort was calculated based on the marginal rate of the Company in effect during the quarter of the adjustment.
(c) - The Adjusted effective tax rate is calculated as our Adjusted provision for income taxes divided by our Adjusted net earnings from continuing operations plus our Adjusted provision for income taxes.

Automatic Data Processing, Inc. and Subsidiaries
Fiscal 2017 GAAP to Non-GAAP Guidance Reconciliation
(Unaudited)
	Twelve Months Ended		Fiscal 2017
	June 30, 2016		Forecast
Earnings from continuing operations before income taxes margin (GAAP)	$2,234.7	19.2%	(45) to (20)bps
Adjustments:
All other interest expense	47.9	+40bps	+5bps	a
All other interest income	(13.6)	(10)bps	-	b
Gain on sale of AMD - 1Q F16	(29.1)	(25)bps	+25bps	c
Gain on sale of building - 2Q F16	(13.9)	(10)bps	+10bps	d
Workforce optimization effort - 4Q F16	48.2	+40bps	(40)bps	e
Service alignment initiative - F17			~+70bps	f
Adjusted EBIT margin (Non-GAAP)	$2,274.2	19.5%	+25 to 50 bps

Effective tax rate (GAAP)		33.2%	33.2%
Adjustments:
Gain on sale of AMD - 1Q F16		+0.11%
Gain on sale of building - 2Q F16		(0.03%)
Workforce optimization effort - 4Q F16		+0.02%
Service alignment initiative - F17			+0.1%
Adjusted effective tax rate (Non-GAAP)		33.3%	33.3%

Diluted earnings per share from continuing operations (GAAP)	$3.25	12%	6% - 8%
Adjustments:
Gain on sale of AMD - 1Q F16	(0.05)	(1%)	+1%	c
Gain on sale of building - 2Q F16	(0.02)	(1%)	+1%	d
Workforce optimization effort - 4Q F16	0.07	+2%	(2%)	e
Service alignment initiative - F17			~+4%	f
Adjusted diluted earnings per share from continuing operations (Non-GAAP)	$3.26	13%	10% - 12%

a) No material impact is expected from change in all other interest expense in fiscal 2017
b) No material impact is expected from change in all other interest income in fiscal 2017
c) First quarter fiscal 2016 gain on sale of AdvancedMD business will not recur in fiscal 2017
d) Second quarter fiscal 2016 gain on sale of building is not expected to recur in fiscal 2017
e) Fourth quarter fiscal 2016 impact of workforce optimization effort not expected to recur in fiscal 2017
f) Impact of Fiscal 2017 charges in connection with the service alignment initiative: ~$45 million expected in 1Q F17, ~$45 million expected in the remainder of the year

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures.  ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 should be considered in evaluating any forward-looking statements contained herein.

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